                                                                       EXHIBIT 5



                                  September 2, 1997


P. H. Glatfelter Company
228 S. Main Street
Spring Grove, PA  17362

          RE:  P. H. GLATFELTER COMPANY 401(K)
               SAVINGS PLAN FOR ECUSTA HOURLY EMPLOYEES
               REGISTRATION STATEMENT ON FORM S-8
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Ladies and Gentlemen:

          We have acted as counsel to P. H. Glatfelter Company (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of interests (the "Interests") in the P. H. Glatfelter Company 401(k) Savings Plan for Ecusta Hourly Employees (the "Plan") and 200,000 shares of common stock of the Company, par value $.01 per share (the "Shares"), issuable thereunder.

          In rendering our opinion, we have reviewed the Plan and such certificates, documents, corporate records and other instruments as in our judgement are necessary or appropriate to enable us to render the opinion expressed below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.

          Based upon the foregoing, we are of the opinion that (i) the Interests created pursuant to the Plan will be legal and binding obligations of the Company and (ii) the Shares, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

          We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                  Very truly yours,

                            /s/ Ballard Spahr Andrews & Ingersoll